                                                                EXHIBIT 4.ii.(c)

                             SUPPLEMENTAL INDENTURE

          This Supplemental Indenture (this "Supplemental Indenture"), dated as of July 1, 2002, by and among IMC Sulphur Holdings LLC (the "Guaranteeing Subsidiary"), a subsidiary of IMC Global Inc., a Delaware corporation (the "Company"), the Company and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee").

                                W I T N E S E T H

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Seven Year Indenture"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $400 million of 10.875% Senior Notes due 2008 (the "Seven Year Notes");

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Ten Year Indenture" and together with the Seven Year Indenture, the "Indenture"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $300 million of 11.250% Senior Notes due 2011 (the "Ten Year Notes" and together with the Seven Year Notes, the "Notes");

          WHEREAS, Section 10.04 of the Indenture provides that, if a Person becomes obligated to guarantee the Notes pursuant to the Indenture, the new guarantor must execute a supplemental indenture to which such Guarantor shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein and in the Indenture; and

          WHEREAS, pursuant to Section 8.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to become subject to the terms of the Indenture as a Guarantor.

          3. INCORPORATION OF TERMS OF INDENTURE. The obligations of the Guaranteeing Subsidiary under the Note Guarantees shall be governed in all respects by the terms of the Indenture and shall constitute a Note Guarantee thereunder. The Guaranteeing Subsidiary shall be bound by the terms of the Indenture as they relate to the Note Guarantees.

          4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in


IMC Sulphur Holdings LLC Supplemental Indenture respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

          5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

          8. TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 10, 2002


                                      IMC GLOBAL INC.

                                      By: /s/ E. Paul Dunn, Jr.
                                          --------------------------------------
                                          Name:  E. Paul Dunn, Jr.
                                          Title: Vice President, Finance and
                                                 Treasurer


                                      IMC SULPHUR HOLDINGS LLC

                                      By: /s/ E. Paul Dunn, Jr.
                                          --------------------------------------
                                          Name:  E. Paul Dunn, Jr.
                                          Title: Treasurer


                                      THE BANK OF NEW YORK, as Trustee

                                      By: /s/ Robert D. Foltz
                                          --------------------------------------
                                          Name:  ROBERT D. FOLTZ
                                          Title: AGENT


IMC Sulphur Holdings LLC Supplemental Indenture